                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


              SCHEDULE 14A INFORMATION Proxy Statement Pursuant to
     Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          Selas Corporation of America
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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/ / Fee paid previously with preliminary materials.
/   / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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



                               [GRAPHIC OMITTED]

                         SELAS CORPORATION OF AMERICA
                              2034 Limekiln Pike

                          Dresher, Pennsylvania 19025

                                                                 March 18, 1999



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 20, 1999


     The Annual Meeting of Shareholders of Selas Corporation of America (the "Corporation") will be held at the Holiday Inn, 432 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 on Tuesday, April 20, 1999 at 2:00 p.m. for the following purposes:

       (1) Election of directors;

       (2) Ratification of the appointment of KPMG LLP as the Corporation's auditors for the year ending December 31, 1999; and

       (3) Transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 9, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in order that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.



                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of the Corporation. The proxy is revocable at any time prior to its use by delivery of a subsequently executed proxy or written notice of revocation to the Secretary of the Corporation. The Board of Directors has fixed the close of business on March 9, 1999 as the record date for determination of the shareholders entitled to vote at the Annual Meeting. As of March 9, 1999, there were 5,260,004 Common Shares outstanding, each of which is entitled to one vote on all matters to be presented at the meeting. This proxy statement and the enclosed proxy are being sent to shareholders on or about March 18, 1999. The annual report of the Corporation, including consolidated financial statements, for the year ended December 31, 1998, on which no action will be requested at the annual meeting, is included herewith. It is not to be regarded as proxy solicitation material.

                             ELECTION OF DIRECTORS


     The Board of Directors is currently comprised of seven members divided into three classes. On June 16, 1998, the Board of Directors elected Michael J. McKenna to the Board with a term to expire at the Annual Meeting of Shareholders in 2001.

     The Board intends to cause Messrs. John H. Austin, Jr. and Ralph R. Whitney, Jr., the two directors whose terms expire at the 1999 Annual Meeting, to be nominated for re-election at the 1999 Annual Meeting to serve until the Annual Meeting in 2002 and until their respective successors have been duly elected and have qualified. If either of the nominees should be unavailable on April 20, 1999, the persons named in the proxy may vote the proxies for such other person as they may choose, unless the Board of Directors reduces the number of directors to be elected.

     Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the Annual Meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

     The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:


                                                                                Director      Term
                          Name, Age and Occupation                                Since      Expires
----------------------------------------------------------------------------   ----------   --------
John H. Austin, Jr. (70), Retired President and Chief Operating Officer of       1991         1999
 Philadelphia Electric Company (now known as PECO Energy). Mr.
 Austin also served as a director of the Corporation from 1972 to 1987.
Frederick L. Bissinger (88), Retired Vice Chairman of Allied Chemical            1974         2000
 Corporation (now known as Allied-Signal Corporation).
Roy C. Carriker (61), President and Chief Operating Officer of TFX               1991         2000
 Sermatech, a Teleflex Incorporated Group.
Mark S. Gorder (52), Vice President of the Corporation, President and            1996         2001
 Chief Executive Officer of Resistance Technology, Inc., a subsidiary of the Corporation since 1993.
Michael J. McKenna (64), Vice Chairman of the Board of Directors and             1998         2001
 Director of Crown Cork & Seal Company, Inc. From 1995 to 1998,
 President and Chief Operating Officer and, prior to 1995, Executive
 Vice President and President of North American Division, of Crown
 Cork & Seal Company, Inc.
Stephen F. Ryan (63), Chairman of the Board of Directors of the Corpo-           1989         2001
 ration since 1998 and President and Chief Executive Officer of the Cor-
 poration since May 1988.
Ralph R. Whitney, Jr. (64), President of Hammond, Kennedy, Whitney &             1986         1999
 Co., Inc., a private capital firm. Director of Adage, Inc., Baldwin Tech-
 nologies, Inc., Excel Industries, Inc., IFR Systems, Inc. and Control
 Devices, Inc.

                    RATIFICATION OF APPOINTMENT OF AUDITORS


     Subject to shareholder ratification, on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP as the Corporation's auditors for 1999. KPMG LLP or predecessors have served as the Corporation's auditors for many years. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG LLP as the Corporation's auditors for 1999 unless contrary instructions are received. If a majority of the votes cast on this matter are not cast in favor of ratification of this appointment, other auditors will be considered and appointed by the Board of Directors. Abstentions, or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote concerning the ratification of such appointment. A representative of KPMG LLP is expected to be present at the annual meeting of shareholders to make a statement if desired and to be available to respond to appropriate questions.


                            ADDITIONAL INFORMATION

Share Ownership of Certain Beneficial Owners, Directors and Certain Officers


     The following table sets forth certain information as of December 31, 1998 concerning beneficial ownership of the Corporation's Common Shares by the only persons or groups of persons shown by Securities and Exchange Commission records to own beneficially more than 5% of the Corporation's Common Shares and information as of February 15, 1999 concerning such beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group.



                                                                              Number of        Percent
                                 Name                                         Shares(1)        of Class
----------------------------------------------------------------------   ------------------   ---------
Dimensional Fund Advisors, Inc. ......................................         379,250(2)      7.2%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Kennedy Capital Management, Inc. .....................................         417,050(3)      7.9%
 10829 Olive Boulevard
 St. Louis, MO 63141-7739
John H. Austin, Jr., Director ........................................           4,667(4)        *
Frederick L. Bissinger, Director .....................................          10,667(5)        *
Roy C. Carriker, Director ............................................           3,167(6)        *
Mark S. Gorder, Director and Vice President(7) .......................         316,150(8)      6.2%
Michael J. McKenna, Director .........................................           3,000           *
Stephen F. Ryan, Director, Chairman, President and
 Chief Executive Officer .............................................         101,250(9)      1.9%
Ralph R. Whitney, Jr., Director ......................................          31,667(10)       *
Frank J. Boyle, Vice President Sales and Engineering(11) .............          27,900(12)       *
James C. Deuer, Vice President .......................................          66,900(13)     1.3%
Robert W. Ross, Vice President and Secretary .........................          38,750(14)       *
All Directors and Executive Officers as a Group (12 persons) .........         645,258(15)    11.7%

------------
* Less than 1%.

 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (2) The shares indicated are owned by entities for which Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor, serves as investment manager. DFA has reported sole voting power with respect to 379,250 shares and sole investment power with respect to 379,250 shares.

 (3) Kennedy Capital Management, Inc., a registered investment advisor, has reported sole voting power with respect to 417,050 shares and sole investment power with respect to 417,050 shares.

 (4) Includes 1,667 shares which Mr. Austin has the right to acquire within 60 days through the exercise of stock options.

 (5) Includes 1,667 shares which Mr. Bissinger has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 1,667 shares which Mr. Carriker has the right to acquire within 60 days through the exercise of stock options.

 (7) Mr. Gorder, whose business address is 1260 Red Fox Road, Arden Hills, Minnesota 55112, is also President and Chief Executive Officer of Resistance Technology, Inc., a wholly-owned subsidiary of the Corporation.


 (8) Includes 51,500 shares which Mr. Gorder has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 91,250 shares which Mr. Ryan has the right to acquire within 60 days through the exercise of stock options.

(10) Includes 1,667 shares which Mr. Whitney has the right to acquire within 60 days through the exercise of stock options.

(11) Mr. Boyle retired as an officer and employee of the Corporation on January 31, 1999.

(12) Includes 28,900 shares which Mr. Boyle has the right to acquire within 60 days through the exercise of stock options.

(13) Includes 32,888 shares which Mr. Deuer has the right to acquire within 60 days through the exercise of stock options.

(14) Includes 38,450 shares which Mr. Ross has the right to acquire within 60 days through the exercise of stock options.

(15) Includes 273,696 shares which directors and executive officers (including Mr. Boyle, who has recently retired) have the right to acquire within 60 days through the exercise of stock options.

Executive Compensation


                          Summary Compensation Table

     The following table sets forth certain information concerning compensation paid or accrued by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers (the "Named Officers") for the years indicated.



                                                                              Long-Term
                                               Annual Compensation       Compensation Awards
                                            -------------------------   ---------------------    All Other(1)
   Name and Principal Position      Year       Salary        Bonus            Options(#)         Compensation
--------------------------------   ------   -----------   -----------   ---------------------   -------------
Stephen F. Ryan ................   1998      $231,525            --             75,000              $2,500
Chairman, President and            1997       220,500      $ 70,000                 --               2,375
 Chief Executive Officer           1996       210,000       105,000                 --               2,375

Mark S. Gorder .................   1998      $197,203            --             10,000              $5,000
Vice President of the              1997       190,624      $ 52,000                 --               4,750
 Corporation and President of      1996       180,562        97,230                 --               4,750
 Resistance Technology, Inc.

Robert W. Ross .................   1998      $137,813            --             35,000              $2,067
Vice President, Secretary of the   1997       131,250      $ 28,000                 --               1,969
 Corporation and President of      1996       125,000        62,500                 --               1,875
 Heat Technology Group

Frank J. Boyle .................   1998      $121,275      $ 30,319              5,000              $1,819
Vice President, Sales              1997       115,500        25,000                 --               1,733
 and Engineering(2)                1996       110,000        55,000                 --               1,650

James C. Deuer .................   1998      $117,868        58,934              7,500              $3,335
Vice President of the              1997       112,875        50,000                 --               3,386
 Corporation and President of      1996       107,500        25,000                 --               3,225
 Deuer Manufacturing, Inc.


------------
(1) Represents the Corporation's or a subsidiary's contributions to the Named Officer's account under employee savings plans.

(2) Mr. Boyle retired as an officer and employee of the Corporation on January 31, 1999.

Stock Option Tables


     The following tables set forth certain information with respect to stock option grants by the Corporation to the Named Officers in fiscal 1998 and the number of unexercised options and the value of unexercised in-the-money options at the 1998 fiscal year-end, respectively, held by Named Officers.


                             Option Grants in 1998



                                         % of Total
                                           Options                                       Potential Realizable Value
                                         Granted to                                        at Assumed Annual Rates
                             Options      Employees     Exercise Price     Expiration       of Stock Appreciation
Name                         Granted     in 1998(1)        Per Share          Date           for Option Term(2)
-------------------------   ---------   ------------   ----------------   ------------   ---------------------------
                                                                                              5%            10%
                                                                                         -----------   -------------
Stephen F. Ryan .........    75,000     37.5%         $ 10.5000            03/04/08       $495,255      $1,255,072
Mark S. Gorder ..........    10,000      5.0             9.4375            04/21/08         59,352         150,409
Robert W. Ross ..........    10,000      5.0             9.4375            04/21/08         59,352         150,409
Robert W. Ross ..........    25,000     12.5             7.7500            12/15/08        121,848         308,788
Frank J. Boyle ..........     5,000      2.5             9.4375            04/21/08         29,676          75,205
James C. Deuer ..........     7,500      3.8             9.4375            04/21/08         44,514         112,807

------------
(1) During 1998, the Corporation granted options to purchase a total of 200,000 Common Shares under the Corporation's 1994 Amended and Restated Stock Option Plan.


(2) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.


                      Aggregated Option Exercises in 1998
                      and December 31, 1998 Option Values



                                                            Number of Shares Covered            Value of Unexercised
                                                            by Unexercised Options at         In-the-Money Options at
                                                                December 31, 1998               December 31, 1998(1)
                                                         -------------------------------   ------------------------------
                                Shares
                               Acquired        Value
Name                         on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------------   -------------   ----------   -------------   ---------------   -------------   --------------
Stephen F. Ryan .........       1,000         $3,854        53,750            81,000          $75,333          $17,375
Mark S. Gorder ..........          --             --        49,500            16,000           78,939           17,375
Robert W. Ross ..........          --             --        36,450            39,800           20,850           26,400
Frank J. Boyle ..........          --             --        27,900             8,600           15,637           10,425
James C. Deuer ..........          --             --        31,388            11,100           31,261           10,425

------------
(1) Represents the difference between the option exercise price and the fair market value of the Corporation's Common Shares at December 31, 1998. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Corporation's Common Shares on December 31, 1998 was $8.25 per share.

Change-of-Control Arrangements

     Under agreements expiring December 31, 1999 with Messrs. Ryan, Gorder, Ross and Deuer, the Corporation would be required to pay two years' salary to them upon involuntary termination (defined to include a reduction in salary, change of location or adverse change in responsibilities) following a hostile change in control or hostile sale of substantial assets of the Corporation or, in the case of Mr. Gorder, Resistance Technology, Inc. or, in the case of Mr.
Deuer, Deuer Manufacturing, Inc.


Retirement Plan

     Contributions to the Corporation's Retirement Plan adopted in 1986 covering certain officers and salaried employees are not reflected in the preceding executive compensation tables. The Corporation's Retirement Plan is a funded, qualified, defined benefit pension plan that provides benefits for eligible employees. The Corporation's Supplemental Retirement Plan, adopted in 1994, is a non-qualified supplemental plan that provides benefits that would otherwise be denied to eligible employees by reason of certain Internal Revenue Code limitations on qualified plan benefits. In the case of Messrs. Ryan and Ross, the Supplemental Retirement Plan provides an additional benefit such that the aggregate annual benefit payable as a single life annuity under the Plans is an amount equal to 40% of the average of the employee's base salary for the three years prior to retirement. Assuming annual salary increases at 5% and continued service until normal retirement, the total annual benefit payable as a life annuity to Mr. Ross would be $104,029, and to Mr. Ryan, it would be $97,318.


Resistance Technology, Inc.

     On October 20, 1993, the Corporation acquired all of the outstanding common shares of Resistance Technology, Inc., a Minnesota corporation ("RTI"). At the time of consummation of the acquisition of RTI, RTI entered into a five-year employment agreement with Mr. Gorder which provided for a minimum base annual compensation of $160,706. Under such employment agreement and an accompanying non-competition agreement between the Corporation and Mr. Gorder, Mr. Gorder, who currently serves as vice president of the Corporation and president of RTI, agreed not to engage in certain activities which are competitive with RTI for a period equal to the greater of (i) three years following the termination of his employment by RTI or (ii) five years from the date of his employment agreement.

     Mr. Gorder is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership ("Arden") that owns and leases to RTI under a lease entered into in October 1991, and amended and restated effective November 1, 1996, one of RTI's two manufacturing facilities. In connection with the RTI acquisition, Arden executed an agreement with RTI to extend the term of such lease from November 1, 1996 to October 31, 2003 and to grant RTI two successive renewal term options of five years each. Under this extension agreement, the base monthly rent during each extension term is to be tied to the fair rental value at the commencement of the applicable extension term. Under the current lease, RTI pays Arden a base monthly rent of approximately $27,500.

     Notwithstanding any incorporation of future filings, including proxy statements, by reference contained in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Compensation Committee Report and the Performance Graph on page 9 shall not be incorporated into any such filings. Such report and graph are not to be deemed filed with the Securities and Exchange Commission and are not to be regarded as proxy solicitation material.

Compensation Committee Report

     The Corporation's compensation program for officers, which is administered by the Compensation Committee of the Board of Directors, is designed to align a significant portion of officer compensation with the Corporation's business objectives and performance. The Compensation Committee consists of three outside directors, none of whom has ever been an employee of the Corporation or any of its subsidiaries.

     The Corporation's officer compensation program is comprised of base salary, potential annual cash incentive compensation and long-term incentive compensation in the form of stock options. Officers are also covered under medical, life insurance, pension and savings plans generally available to employees of the Corporation or the business unit managed by the officer.

     Through the use of data on comparable companies and its evaluation of officers' performance, the Compensation Committee's objective is to recommend to the Board of Directors the setting of total base salary and potential incentive compensation for Mr. Ryan, the Corporation's Chief Executive Officer, and other officers at levels designed to achieve the Corporation's objectives of attracting, retaining, motivating and rewarding talented executives. The Committee's philosophy is that a significant portion of the total potential compensation of the Chief Executive Officer and other senior executives should be leveraged to be dependent upon the degree of the Corporation's or a business unit's financial success in a particular year.

     In 1998, the Committee recommended to the Board of Directors and the Board of Directors approved an incentive compensation program for 1998 that applied financial performance measures and, in certain cases, management performance objectives tailored to the nature of the particular business unit and the desired contribution of that unit to the overall financial results of the Corporation. In most instances, potential 1998 incentive compensation for the Corporation's executive officers under this program was dependent significantly upon an improvement of 1998 net income of the relevant business unit over the corresponding net income for 1997. In all cases, incentive compensation was to a significant degree dependent upon the achievement of financial performance targets relating to a particular business unit or to the Corporation on a consolidated basis. The bonus compensation paid to Mr. Deuer for 1998 was based upon the financial performance of the Deuer Manufacturing business unit. The bonus compensation paid to Mr. Boyle for 1998 was the result of a discretionary award.

     The Corporation's stock option plan is its long-term incentive plan for officers and key employees. The stock option plan is designed further to align the interests of the Corporation's executives and its shareholders by creating a direct link between long-term executive compensation and long-term increases in shareholder values. Since all options are granted at fair market value at the time of grant, there is no built-in profit and thus the value of the option is tied solely and directly to increases in value of the Corporation's Common Shares. Stock options are granted to the Corporation's officers from time to time as deemed appropriate by the Committee based on various factors, including particularly the executive's ability to influence the Corporation's long-term growth and profitability.

     The Compensation Committee periodically reviews the base compensation of the Corporation's officers. At the end of 1998, based on various factors, including the Committee's views as to the base salaries of chief executive officers of companies comparable, in the judgment of the Committee, to the Corporation, the Committee recommended that Mr. Ryan's base annual rate of compensation for 1999 be adjusted to $260,000.

                                          THE COMPENSATION COMMITTEE
                                           Roy C. Carriker, Chairman
                                           Michael J. McKenna
                                           Ralph R. Whitney, Jr.

Performance Graph

     The following graph shows the cumulative total return for the last five years, calculated as of December 31 of each such year, for the Corporation's Common Shares, the Standard & Poor's 500 Index and the American Stock Exchange Market Value Index. The graph assumes that the value of the investment in each of the three was $100 at December 31, 1993 and that all dividends were reinvested.


      350 |------------------------------------------------------------------|
          |                                                                  |
          |                                                                  |
 D    300 |------------------------------------------------------------------|
          |                                                              *   |
 O        |                                                                  |
      250 |------------------------------------------------------------------|
 L        |                                                                  |
          |                                                   *              |
 L    200 |------------------------------------------------------------------|
          |                                     *                            |
 A        |                                                                  |
      150 |------------------------------------------------------------------|
 R        |                          *          #             &          &   |
          |                *         #          &             #              |
 S    100 |#*&---------------------------------------------------------------|
          |                &         &                                   #   |
          |                #                                                 |
       50 |------------------------------------------------------------------|
          |                                                                  |
          |                                                                  |
        0  ------------------------------------------------------------------

            1993         1994       1995       1996         1997      1998



        #   $100         $ 73        $ 74       $132        $113       $ 99
        *    100          101         139        171         228        294
        &    100           91         115        122         143        144




Board and Committee Matters

     The Corporation's Board of Directors met seven times in 1998. Directors who are not officers of the Corporation receive an annual retainer of $20,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day. Under the Corporation's Non-Employee Directors Stock Option Plan adopted in 1998, directors who are not employees of the Corporation or any of its subsidiaries receive an automatic one-time grant of an option to acquire 5,000 Common Shares of the Corporation upon their initial election or appointment to the Board of Directors. Messrs. Austin, Bissinger, Carriker and Whitney received a one-time grant of an option to acquire 5,000 Common Shares under the Plan the day following its adoption in 1998 and Mr. McKenna received a one-time grant of an option under the Plan upon his appointment to the Board of Directors in June 1998.

     The Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee.

     The Audit Committee, comprised of Mr. Austin, Chairman, and Mr. Bissinger, met two times in 1998. The Audit Committee receives information from the outside auditors and from management of the Corporation relating to the Corporation's financial statements and considers recommendations of the auditors and financial management as to audit and accounting matters.

     The Compensation Committee, comprised of Mr. Carriker, Chairman, Mr. McKenna and Mr. Whitney, met three times during 1998. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation's Amended and Restated 1994 Stock Option Plan and the Non-Employee Directors Stock Option Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, requires the Corporation's executive officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

     Based on the Corporation's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal 1998 were made on a timely basis.


Shareholder Proposals

     Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 2000 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to the Corporation's executive offices not later than November 18, 1999.


Other Matters

     The management of the Corporation knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect thereto.

     The cost of printing and mailing this notice and soliciting the proxies is to be borne by the Corporation. Employees of the Corporation may solicit proxies by personal interview, mail, telephone and telegraph. The Corporation has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,000 plus expenses. The Corporation will request brokerage houses and other nominees to forward soliciting material to the beneficial owners of the shares held of record by such persons. The Corporation will reimburse them for their expenses in doing so.

                                                  Robert W. Ross
                                                  Secretary

                          SELAS CORPORATION OF AMERICA
                          DRESHER, PENNSYLVANIA 19025

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned, revoking all prior proxies, hereby appoints STEPHEN F. RYAN AND ROBERT W. ROSS, and either of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of Selas Corporation of America held of record by the undersigned on March 9, 1999 at the annual meeting of shareholders to be held on April 20, 1999 or any adjournment thereof.




PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                          (continued on reverse side)

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

                                                     Please mark ----- your
                                                     votes as | X | indicated in
                                                     ----- this example.



1. ELECTION OF DIRECTORS.The nominees for election are John H. Austin, Jr. and Ralph R. Whitney, Jr.


For all nominees              Withhold Authority
listed above (except          to vote for all
as marked to the              nominees listed
contrary at the right)        above.

 -----                              -----
|     |                            |     |
 -----                              -----



To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE AUDITORS OF THE CORPORATION.


                 FOR       AGAINST      ABSTAIN
                -----       -----        -----
               |     |     |     |      |     |
                -----       -----        -----



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ABOVE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE CORPORATION'S PROXY STATEMENT AND FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.



--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                    Signature


Your signature should appear exactly as your name appears in the space to the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such.



Date                                   , 1999
     ----------------------------------


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